Exhibit 99.1

Pitney Bowes Announces Extension of Credit Facilities

Company’s Extension of Revolving Credit Facility and Term Loan A to 2031 Strengthens Liquidity and Financial Flexibility

Follows Fitch Initiating Coverage with a BB- Rating and Stable Outlook

Positive Developments Stem from Company’s Strong Financial Performance and Management’s Continued Focus on Strategic Capital Allocation, Including Leverage Reduction

SHELTON, Conn.--(BUSINESS WIRE)--May 19, 2026--Pitney Bowes Inc. (NYSE: PBI) (“Pitney Bowes” or the “Company”), a technology-driven company that provides digital shipping solutions, mailing innovation, and financial services to clients around the world, today announced that it has amended its Revolving Credit Facility (“RCF”) and Term Loan A and extended their maturities to May 2031. The size of the $450 million RCF and $152 million Term Loan A remain unchanged.

Additionally, Fitch Ratings, Inc. (“Fitch”) has initiated coverage of Pitney Bowes and assigned the Company a BB- Long-Term Issuer Default Rating with a Stable Outlook. Fitch also assigned issue-level ratings of ‘BB+’ to the Company’s senior secured debt and ‘BB-’ to its senior unsecured bonds.

Kurt Wolf, Chief Executive Officer and Director, commented:

“Thanks to the dedication and focus of our 6,000+ Pitney Bowes team members, we continue to make progress with respect to strengthening our already improved financial position. The extension of our RCF and Term Loan A reflects the continued confidence of our banking partners in Pitney Bowes’ strengthened balance sheet, enhanced operations and strategic direction. Additionally, the credit facility’s amendments give us greater flexibility to allocate capital strategically in a nimble and accretive manner over its five-year term. Fitch’s initiation of coverage with a BB- rating and Stable Outlook provides further validation of the progress we are making to advance our core objectives for 2026 and beyond.”

Additional details regarding the amended facilities will be filed in a Form 8-K with the Securities and Exchange Commission.

About Pitney Bowes

Pitney Bowes (NYSE: PBI) is a technology-driven company that provides digital shipping solutions, mailing innovation, and financial services to clients around the world – including more than 90 percent of the Fortune 500. Small businesses to large enterprises, and government entities rely on Pitney Bowes to reduce the complexity of sending mail and parcels. For the latest news, corporate announcements, and financial results, visit www.pitneybowes.com/us/newsroom. For additional information, visit Pitney Bowes at www.pitneybowes.com.

Forward-Looking Statements

This document contains “forward-looking statements” about the Company’s expected capital allocation flexibility and continued progress against strategic objectives expected or potential future business and financial performance. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements are more fully outlined in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2025 and subsequent reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events, or developments, except as required by law.

Contacts:

For Investors:
Alex Brown
investorrelations@pb.com